Exhibit 21.1

                                  SUBSIDIARIES

Pacific Magtron, Inc.                -       wholly-owned California corporation

Frontline Network Consulting, Inc.   -       majority owned (87%) California
                                             corporation

Lea Publishing, L.L.C.               -       majority owned (62.5%) California
                                             limited liability company

Pacific Magtron (GA), Inc.           -       wholly-owned Georgia corporation